Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 (Amendment No. 1) of our report dated January 18, 2018 relating to our audits of the balance sheets of Webstar Technology Group, Inc. (the “Company”) as of December 31, 2017 and 2016 and the related statements of operations, shareholders’ deficit and cash flows for the years then ended. Our report dated January 18 , 2018 relating to the financial statements includes an explanatory paragraph to the Company’s ability to continue as a going concern. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Friedman LLP
Marlton, New Jersey
January 18 , 2018